Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267390

Prospectus Supplement No. 7
(To Prospectus dated September 29, 2022)

SENTI BIOSCIENCES, INC.
Up to 8,727,049 Shares of Common Stock
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This prospectus supplement no. 7 (this “Prospectus Supplement”) amends and supplements the prospectus dated September 29, 2022 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-267390). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 23, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SNTI”. On June 22, 2023, the last quoted sale price for the Senti Common Shares as reported on Nasdaq was $1.00 per share.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
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Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 23, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2023
___________________________________
SENTI BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-40440	86-2437900
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Corporate Drive, First Floor
South San Francisco, California 94080
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 382-3281

(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SNTI	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 16, 2023, Senti Biosciences, Inc. (the “Company”) held its virtual 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The proposals set forth below were submitted to the stockholders at the Annual Meeting and are further described in the Company’s proxy statement.

At the Annual Meeting, the Company’s stockholders: (i) elected each of the three Class I directors, Timothy Lu, M.D., Ph.D., Edward Mathers, and Omid Farokhzad, M.D., to the Company’s board of directors to serve until the 2026 annual meeting of stockholders and until their successor has been duly elected and qualified, or until their earlier death, resignation or removal, and (ii) ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Represented in person or by proxy at the Annual Meeting were 34,465,609 shares of the Company’s common stock, out of 44,168,034 shares entitled to vote at the Annual Meeting, or 78.0% of the total number of shares outstanding as of the record date. The results of the matters submitted to a stockholder vote at the Annual Meeting were as follows.

1. Election of directors:

Name	For	Withheld	Broker Non-Votes

Timothy Lu, M.D., Ph.D.	32,295,728	81,697	2,088,184
Edward Mathers	22,511,863	9,865,562	2,088,184
Omid Farokhzad, M.D.	26,184,748	6,192,677	2,088,184

2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023:

For	Against	Abstain

34,350,453	60,890	54,266

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTI BIOSCIENCES, INC.

Date:	June 23, 2023	By:	/s/ Timothy Lu
		Name:	Timothy Lu, M.D., Ph.D.
		Title:	Chief Executive Officer & President